Exhibit 4.1

                       VOID AFTER JULY 4, 2006

                        HYPERBARIC SYSTEMS

                          260,000 Shares

                    COMMON STOCK PURCHASE WARRANT
                           No. W-101

In consideration of the Cancellation of Debt Agreement made effective July 5, 2001, and other consideration set forth herein, receipt of which is hereby acknowledged, Harry Masuda is entitled to purchase, subject to the terms and conditions hereinafter set forth, 260,000 shares of Common Stock (the "Common Stock") of HyperBaric Systems, a California corporation (the "Company").

1.      Exercise Price.

      This Warrant shall be exercisable at a price per share
(the "Exercise Price") equal to $0.01, subject to adjustment as provided herein.

2.      Exercise of Warrant.

        (a) This Warrant may be exercised at any time in whole or from time to time in part, on or prior to July 5, 2006 (the "Termination Date"), subject to earlier termination as provided in
Section 9 below, by surrendering to the Company, at its principal office, or at such other place as the Company may designate, this Warrant and the Notice of Exercise attached hereto, duly executed by the registered holder hereof, accompanied by payment in full of the Exercise Price payable with respect to the number of shares being purchased pursuant to such exercise. Payment of such Exercise Price shall be by cash, check or bank draft payable to the Company or order or by cancellation of indebtedness of the Company to the registered holder hereof, if any, at the time of exercise. If less than all of the purchase rights represented by this Warrant are exercised, the Company will, upon such exercise, execute and deliver to the registered owner hereof a new Warrant, dated the date hereof, evidencing the number of purchase rights as to which this Warrant was not exercised. As to purchase rights hereunder that are so exercised, the Company shall deliver, to and in the name of the registered owner hereof, within a reasonable time after the date of such exercise (in no event later than 15 days following exercise), a certificate representing the number of shares of Common Stock issuable upon such exercise (the "Shares"), and the registered owner hereof shall be the registered owner of the Shares as of the close of business on the date the purchase rights under this Warrant for the Shares were exercised.

        (b) No fractional shares or scrip representing fractional shares shall be issued on the exercise of this Warrant. If on any exercise of this Warrant, a fraction of a share would result, the Company will pay the cash value of that fractional share calculated on the basis of fair market value, as determined by the Company's Board of Directors.

        (c) The Company covenants that all shares which may be issued upon the exercise of this Warrant will, upon such exercise and payment of the Exercise Price therefor, be fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

3. Charges, Taxes and Expenses. Issuance of certificates for the Shares upon the exercise of this Warrant (or portion thereof) shall be made without charge to the registered holder hereof for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the registered holder of this Warrant or in such name or names as may be directed by the registered holder of this Warrant; provided, however, that in the event certificates for the Shares are to be issued in a name other than the name of the registered holder of this Warrant, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the holder hereof; and provided further, that upon any transfer involved in the issuance or delivery of any certificates for the Shares, the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

4. No Rights as Shareholder. This Warrant and the purchase rights represented hereby do not entitle the holder hereof to any rights (including voting rights) as a shareholder of the Company prior to the exercise hereof.

5. Exchange and Registry of Warrant. This Warrant is exchangeable, upon the surrender hereof by the registered holder at the above-mentioned office or agency of the Company, for a new Warrant of like tenor and dated as of such exchange. The Company shall maintain at the above-mentioned office or agency a registry showing the name and address of the registered holder of this Warrant. This Warrant may be surrendered for exchange, transfer or exercise, in accordance with its terms, at such office or agency of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

6.      Transfer or Assignment of Warrant.

        (a) This Warrant may not be assigned or transferred except as provided herein and in accordance with and subject to the provisions of the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder (such Act and such Rules and Regulations being hereinafter collectively referred to as the "Act"). Any purported transfer or assignment made other than in accordance with this Section6 shall be null and void and of no force and effect.

        (b) This Warrant shall be transferable only upon receipt by the Company, if requested by the Company, of an opinion of counsel satisfactory to the Company, which may be counsel to the Company, that
(i)the transferee is a person to whom this Warrant may be legally transferred without registration under the Act, and (ii)such transfer will not violate any applicable law or governmental rule or regulation, including, without limitation, any applicable federal or state securities law. Prior to the transfer or assignment, the assignor or transferor shall reimburse the Company for its expenses, including attorneys' fees, incurred in connection with the transfer or assignment.

        (c) Any assignment permitted hereunder shall be made by surrender of this Warrant to the Company at its principal office with the Assignment Form annexed hereto duly executed and funds sufficient to pay any transfer tax. In such event the Company shall, without charge, execute and deliver a new Warrant in the name of the assignee named in such instrument of assignment and this Warrant shall promptly be cancelled. This Warrant may be divided or combined with other warrants which carry the same rights together with a written notice signed by the holder thereof, specifying the names and denominations
in which new warrants are to be issued.   Upon the transfer of all or
a portion of this Warrant in accordance with the terms of this Agreement, the new holder or holders shall have and hold all of the rights of the transferor hereunder.

7. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft or destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of this Warrant.

8. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

9. Merger, Sales of Assets, etc. If at any time prior to the Termination Date the Company proposes to consolidate with or merge with or sell or convey all or substantially all of its assets to any other corporation, then the Company shall give the holder of this Warrant thirty (30) days notice of the proposed effective date of such transaction and the holder of this Warrant shall have the option, in its sole discretion, of exercising or selling this Warrant in connection with such transaction. The Company will cooperate with the holder in arranging the sale of this Warrant in connection with any such transaction. The selling price per share of Common Stock covered by this Warrant shall be equal to the consideration per share to be received by the holders of Common Stock less the per share exercise price hereunder.

10.     Adjustment of Exercise Price and Number of Shares.  The
Exercise Price and number of shares of Common Stock purchasable hereunder are subject to the adjustment from time to time as follows:

        (a) Reclassification, etc. If the Company at any time shall, by subdivision, combination, reclassification or modification of terms of securities or otherwise, change any of the securities to which purchase rights under this Warrant exist into the same or a different number of securities of any class or classes, this Warrant shall thereafter entitle the holder to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant immediately prior to such subdivision, combination, reclassification or other change. If the shares of Common Stock, or other securities purchasable hereunder, are subdivided or combined into a greater or smaller number of shares, the number of shares thereof issuable upon exercise of this Warrant shall be appropriately adjusted and the Exercise Price per share under this Warrant shall be proportionately reduced in case of a subdivision of such Shares or proportionately increased in the case of a combination of such shares, in both cases by the ratio which the total number of such shares to be outstanding immediately after such event bears to the total number of such shares outstanding immediately prior to such event. Any stock dividend with respect to the shares of Common Stock or other securities purchasable hereunder, shall be treated in a manner substantially the same as a stock split thereof.

        (b) Cash Distribution. No adjustments on account of cash dividends or interest on the Company's Preferred Stock or Common Stock or other securities purchasable hereunder will be made to the Exercise Price.

        (c) Rights Offering. In the event that the Company proposes to effect a pro rata rights offering to all its existing shareholders, the holder of this Warrant shall be entitled to participate in such rights offering. For purposes of any such rights offering, all shares of Common Stock covered by this Warrant shall be deemed to have been issued and the Common Stock issuable upon such exercise shall be deemed to be outstanding.

11.     Certain Notices.  In case:

        (a) the Company shall take a record of the holders of its capital stock for the purpose of entitling them to receive a dividend, or any other distribution; or

        (b) the Company shall take a record of the holders of its capital stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive any other rights or options; or

        (c) the Company commences proceedings for dissolution, liquidation or winding up of the corporation then, and in any such case, the Company shall cause to be mailed to the holder of record of the Warrants at least thirty (30) days prior to the record date or the date of the proposed action, a notice stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution, subscription, purchase or receipt, or (y) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place.

12. Reservation of Shares. The Company covenants that during the period any purchase right under this Warrant is exercisable, it will reserve from its authorized and unissued Common Stock a sufficient number of shares thereof to provide for the issuance of shares of Common Stock or other securities purchasable hereunder, upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of shares of Common Stock pursuant hereto shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of the Common Stock upon the exercise of purchase rights under this Warrant.

13.     Miscellaneous.

        (a) Binding Effect. The provisions of this Warrant shall be binding upon any successors or assigns of the Company and upon any successors and permitted assigns of the holder hereof. This Warrant shall constitute a contract under, and shall be construed in accordance with and governed by, the laws of the State of California.

        (b) Restrictions. The holder hereof acknowledges that the issuance of this Warrant and the Shares acquired upon the exercise of this Warrant shall have restrictions upon their resale imposed by applicable state and federal securities laws.

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, HAVE BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR AN EXEMPTION THEREFROM.

IN WITNESS WHEREOF, HYPERBARIC SYSTEMS has caused this Warrant to be executed by its duly authorized officer.

Dated:   July 5, 2001

HYPERBARIC SYSTEMS

By: /s/ Harry Masuda
        ------------
        Harry Masuda
        President


NOTICE OF EXERCISE

HYPERBARIC SYSTEMS

The undersigned hereby irrevocably elects to exercise the right to purchase shares of the Common Stock of HyperBaric Systems, as represented by the Common Stock Purchase Warrant delivered herewith, and requests that certificates for such shares be issued in the name of:

(Please print name, address and social security number)

and, if said number of shares shall not be all the shares purchasable thereunder, that a new Common Stock Purchase Warrant for the balance remaining of the shares purchasable under the within Warrant be registered in the name of the undersigned Warrant holder as below indicated and delivered to the address stated below.

DATED: _________, 200_

Address:

Signature:

NOTE: The above signature must correspond exactly with the name of the Warrant holder as subscribed to the within Warrant in every particular, without alteration or enlargement or any change whatsoever.

FORM OF ASSIGNMENT

(To be signed only upon assignment of Warrant)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfer unto

(Name and address of assignee must be printed or typewritten)

the within Warrant, hereby irrevocably constituting and appointing Attorney to transfer said Warrant on the books of the Company, with full power of substitution in the premises.

DATED: _________, 200_

(Signature of Registered Owner)